EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION ANNOUNCES THIRD QUARTER RESULTS

ATLANTA, Georgia, November 9, 2005 - Atlantic American Corporation (Nasdaq- AAME) today reported net income of $0.6 million, or $0.01 per diluted share, for the third quarter ended September 30, 2005 compared to net income of $1.8 million, or $0.07 per diluted share, for the third quarter ended September 30, 2004. The Company further reported net income of $1.0 million, or $0.00 per diluted share, for the nine months ended September 30, 2005 compared to net income of $4.5 million, or $0.16 per diluted share, for the nine months ended September 30, 2004. Premium revenue for the quarter ended September 30, 2005 decreased $0.5 million, or 1.2%, to $43.4 million and, for the nine months ended September 30, 2005 increased 5.0% to $135.0 million over the comparable prior year periods. Increased premiums have resulted primarily from new business opportunities in the Property and Casualty Division, although recent business rationalization, particularly in Georgia Casualty’s operations, resulted in a slight decline in third quarter premiums. Included in the results for the third quarter of 2005 were $1.7 million in pre-tax hurricane related losses and expenses compared to $3.8 million in the comparable period of 2004. Realized investment gains in the third quarter of 2005 were $0.2 million compared to $1.6 million in the third quarter of 2004. Third quarter 2005 results were also unfavorably impacted by a $0.3 million deferred tax charge related to an increase in the Company’s valuation allowance compared to a $1.3 million deferred tax benefit in the third quarter of 2004. Adjustments to the valuation allowance are the result of periodic reassessments as to the realization of certain net operating loss carry forwards.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “While thankful that we did not sustain hurricane losses and expenses of the same magnitude as in 2004, our thoughts and prayers are with those in the gulf region and south Florida who were affected by the current year storms. The severity and frequency of the hurricanes in these past two seasons have presented us with business challenges dramatically different than we have seen in the past. Consequently, we have been forced to pull back even further from hurricane prone areas. While this decision will shrink the revenue of our regional property and casualty operation, we anticipate it will enhance its stability and consistency of earnings. Both the American Southern and Bankers Fidelity operations continue to perform well.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data
As of September 30, 2005

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; In thousands, except per share data)	2005	2004	2005	2004
Insurance premiums	$ 43,422	$ 43,947	$ 135,028	$ 128,542
Investment income	3,932	3,939	12,240	11,858
Realized investment gains, net	185	1,623	219	2,441
Other income	248	139	761	626
Total revenue	47,787	49,648	148,248	143,467
Insurance benefits and losses incurred	28,602	30,504	91,110	84,837
Commissions and underwriting expenses	14,069	15,237	43,202	42,636
Interest expense	935	698	2,608	2,331
Other	4,070	3,395	11,431	10,260
Total benefits and expenses	47,676	49,834	148,351	140,064
Income (loss) before income taxes	111	(186)	(103)	3,403
Income tax benefit	451	2,023	1,075	1,050
Net income	$ 562	$ 1,837	$ 972	$ 4,453
Net income per common share:
Basic	$ 0.01	$ 0.07	$ -	$ 0.17
Diluted	$ 0.01	$ 0.07	$ -	$ 0.16

Selected Balance Sheet Data	September 30, 2005	December 31, 2004
Total investments	$ 266,597	$ 279,035
Total assets	467,226	470,511
Insurance reserves and policy funds	294,267	292,287
Debt	52,738	53,238
Total shareholders' equity	79,120	88,960
Book value per common share	3.07	3.56